SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between MedQuist Inc. and MedQuist Transcriptions, Ltd. (collectively, “MedQuist” or “Defendants”), on the one hand, and Kaiser Foundation Health Plan, Inc., Kaiser Foundation Hospitals, The Permanente Medical Group, Inc., Southern California Permanente Medical Group, Kaiser Foundation Health Plan of the Mid-Atlantic States, Inc., and Kaiser Foundation Health Plan of Colorado, (collectively, “Plaintiffs”), on the other hand. MedQuist and Plaintiffs are each individually referred to herein as a “Party,” and collectively as the “Parties.” This Agreement shall become binding and effective on the date it is fully executed by all Parties and their counsel (the “Effective Date”).

1. Recitals

1.1. There is now pending in the United States District Court, District of New Jersey, an action entitled Kaiser Foundation Health Plan, Inc., et al. v. MedQuist Inc. et al., Case No. 08-cv-4376-JBS-AMD (the “Action”).

1.2. Plaintiffs filed the Action against MedQuist alleging, inter alia, that Defendants over-billed Plaintiffs for medical transcription services provided to Plaintiffs by MedQuist. In the Complaint, Plaintiffs aver, inter alia, causes of action for common law fraud, violation of California Business and Professions Code §17200, breach of contract, demand for accounting, and unjust enrichment, as more fully reflected in Plaintiffs’ Complaint. MedQuist has denied any liability for the allegations of the Action, as more fully reflected in MedQuist’s Answer and Separate Defenses.

1.3. Any and all claims that were asserted in the Action or could have been asserted in the Action based on the facts alleged therein, including the facts alleged in the Complaint and the Answer and Separate Defenses thereto, are collectively referred to herein as the “Dispute.”

1.4. The Parties have reached an agreement in principle on the terms of a complete and final resolution of the Dispute as, by and among MedQuist and Plaintiffs.

2. Agreement

In consideration of the recitals above, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

2.1. Settlement Payment. MedQuist agrees to pay the total sum of Two (2) Million Dollars (the “Settlement Payment”), by wire transfer payable to Kaiser Foundation Health Plan, Inc. to the account listed in Attachment A in accordance with the instructions set forth therein. The Settlement Payment shall be paid within three (3) business days after the Effective Date of this Agreement. Plaintiffs shall be solely responsible for determining the allocation of and distributing the Settlement Payment to and among Plaintiffs and/or their counsel. Other than being responsible for paying the Settlement Payment as outlined above, MedQuist shall not have any responsibility or liability with respect to the payment, allocation, or distribution of any sum to any of the individual Plaintiffs and/or their counsel. To the extent that any disputes may arise between or among Plaintiffs regarding distribution of the Settlement Payment, such disputes shall be resolved solely by and among Plaintiffs and their counsel and shall not forestall or otherwise impact or affect the Effective Date of this Agreement and/or the Releases contained in Section 3.

2.2. Voluntary Dismissal of Action. On July 15, 2010, after the Parties notified the Court that they had reached an agreement in principle to settle the Action, the Court entered an Order of Dismissal without costs and without prejudice to the right, upon motion and good cause shown, within 60 days, to reopen the Action. Upon payment of the Settlement Payment to Plaintiffs, the Parties agree that the Dismissal shall become final, with prejudice and without right of appeal, and the Parties further agree that each of the Parties shall be solely responsible for their own costs. The Parties also agree that the Court shall retain continuing jurisdiction over implementation of this Agreement.

3. Releases

Immediately upon payment of the Settlement Payment by MedQuist as set forth in Section 2.1, and subject to the provisions of this Agreement, the following releases shall become binding and enforceable:

3.1 Matters Released by Plaintiffs. Except as to such rights or claims as may be created by this Agreement, Plaintiffs, on behalf of themselves and their related and/or associated facilities and affiliates, and all of their respective divisions, joint venturers, parents, subsidiaries, predecessor and successor corporations, and all past and present partners, directors, officers, shareholders, agents, servants, employees, representatives, assigns, heirs, successors in interest, predecessors in interest, administrators, adjustors and attorneys, hereby release, remise and forever discharge MedQuist, including all of its related and/or associated facilities and affiliates, and all of its respective divisions, affiliates, parents, subsidiaries, predecessor and successor corporations, and all past and present partners, directors, officers, shareholders, agents, servants, employees, representatives, assigns, heirs, successors in interest, predecessors in interest, administrators, adjustors and attorneys, from any and all claims, demands, causes of action, obligations under any implied covenant of good faith and fair dealing, damages and liabilities heretofore or hereafter arising out of or related to the Action and/or the Dispute.

3.2. Matters Released by MedQuist. Except as to such rights or claims as may be created by this Agreement, MedQuist on behalf of itself and its related and/or associated facilities and affiliates, and all of its respective divisions, affiliates, parties, joint venturers, parents, subsidiaries, predecessor and successor corporations, and all past and present partners, directors, officers, shareholders, agents, servants, employees, representatives, assigns, heirs, successors in interest, predecessors in interest, administrators, adjustors and attorneys, hereby releases, remises and forever discharges Plaintiffs, including all of their related and/or associated facilities and affiliates, and all of their respective divisions, affiliates, parents, subsidiaries, predecessor and successor corporations, and all past and present partners, directors, officers, shareholders, agents, servants, employees, representatives, assigns, heirs, successors in interest, predecessors in interest, administrators, adjustors and attorneys, from any and all claims, demands, causes of action, obligations under any implied covenant of good faith and fair dealing, damages and liabilities heretofore or hereafter arising out of, or related to the Action and/or the Dispute. Notwithstanding the foregoing, the Parties agree that MedQuist is not waiving, and expressly reserves, the right to seek payment from Plaintiffs for any and all accounts receivable, including any and all accounts receivable over 30 days as of the Effective Date, provided that such accounts receivable (1) pertain to services provided to Plaintiffs on or after May 1, 2005 and (2) do not pertain to any accounts billed based on an AAMT line. The Parties further agree that Plaintiffs are not waiving, and expressly reserve, the right to contest any such alleged accounts receivable on any grounds.

3.3. The matters released by Plaintiffs in Section 3.1 and the matters released by MedQuist in Section 3.2 are collectively referred to as the “Released Matters.” It is the intention of the Parties that this Agreement be effective as a full and final release of each and every matter referred to in the Released Matters. In furtherance of this intention, each Party acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, but it is their intention to fully and finally and forever settle and release any and all matters, disputes and differences, known or unknown, suspected or unsuspected, which do now exist, may exist or heretofore have existed between them which relate to the Released Matters.

3.4. The Releases contained in this Agreement shall be and remain in effect as full and complete general releases, notwithstanding the discovery or existence of any additional or different facts. In particular, each Party hereby expressly waives California Civil Code § 1542, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Each Party also hereby waives any and all federal and state statutes similar in substance, meaning or application to California Civil Code § 1542.

3.5 Each Party warrants and represents to each other Party that the effect and import of the release and waiver provisions above have been explained to it by its attorney.

4. Representations and Warranties

Each Party represents and warrants to and agrees with the other as follows:

4.1 This Agreement is being entered into by Plaintiffs and Defendants, on their own behalf and on behalf of each of their own respective divisions, partners, joint venturers and affiliates, etc., as set forth more fully in Sections 3.1 and 3.2 above.

4.2 The Parties have not been induced to enter into this Agreement by any representations and warranties made by any other Party to this Agreement (other than such representations which are expressly contained in this Agreement).

4.3 The Parties each have had the opportunity to receive independent legal advice from attorneys of their choice with respect to the advisability of making the settlement and release provided herein and of executing this Agreement. Before the execution of the Agreement, each Party and/or its attorneys have reviewed the Agreement and have had the opportunity to negotiate revisions to the Agreement. Further, each Party acknowledges, represents, and declares that it has carefully read this Agreement, knows the contents, and executes the same voluntarily and without duress or pressure.

4.4 There have been no other agreements or understandings between the Parties hereto with respect to this Agreement with the exception of those agreements and understandings memorialized in writing in this Agreement.

4.5 Each Party is the sole and lawful owner of all rights, title and interest in and to every claim and other matter released herein, and no Party has assigned, granted or transferred in any way to any other person or entity any of the claims, causes of action, costs or demands, or any part thereof, of the Released Matter.

4.7 The execution, delivery and performance of this Agreement have been duly authorized by all requisite action on the part of each such Party.

4.8 Any individual signing this Agreement on behalf of a corporation, partnership or trust has full authority to do so.

5. Confidentiality

5.1 With the exception of the scope of the release set forth above in Section 3, each Party agrees to keep the terms of this Agreement, including the amount of the Settlement Payment, completely confidential, and not to disclose such information (without first receiving the express written permission of the other Parties) other than: (i) as may be required by applicable law, governmental order, or regulation or by order or decree of any court of competent jurisdiction; (ii) as part of its normal reporting requirements or review procedures to its parent company(ies), auditors, attorneys or other professional advisors; (iii) in connection with a possible sale, merger, or other consolidation transaction involving it or its parent, subsidiary and/or affiliated company(ies); or (iv) in cooperation with any official investigation by any local, state or federal agency or officer. Specifically with regard to disclosure of the Settlement Payment, the amount of the Settlement Payment shall be confidential and not revealed to any third party, except as above.

5.2 In the event that any third party makes any inquiries about the Action or the Dispute (other than a situation covered by the circumstances set forth above), the Parties agree to state that “the dispute was amicably resolved following settlement discussions” and shall not provide any other details regarding the settlement or this Agreement. Except as set forth above, including in Paragraph 5.1, neither Party shall divulge or disclose to any third party any of the material terms and conditions of this Agreement without the prior written consent of the other Party. In the event that disclosure is required pursuant to clause (i) of the first sentence of Section 5.1, the person or Party making disclosure shall seek confidential treatment of such information. In the event that disclosure is required pursuant to clause (ii) or (iii) of the first sentence of Section 5.1, the person or Party making disclosure shall take reasonable efforts to ensure that the confidentiality of this Agreement and its terms are maintained.

5.3 Upon payment of the Settlement Payment, Plaintiffs shall immediately dissolve any bar or other prohibition that may have been put in place preventing or restricting Plaintiffs from contracting with MedQuist Inc., or any affiliated or related companies, as a result of the Dispute that is the subject of this Agreement, and MedQuist Inc, and its affiliated and related companies are free to compete for and enter into contracts with Plaintiffs.

6. No Admission

This Agreement represents the settlement of disputed claims, and it does not represent any admission of liability on the part of any Party hereto, each of which expressly denies such liability. This Agreement may not be introduced into evidence or used in any action except in connection with an action to enforce the terms of this Agreement.

7. Miscellaneous

7.1 Severability. If any term or provision of this Agreement shall be found to be illegal or unenforceable, then, notwithstanding any such illegality or unenforceability, this Agreement shall remain in full force and effect and such term or provision shall be deemed to be deleted.

7.2 Entire Agreement. This Agreement constitutes the entire agreement of settlement and release between Plaintiffs, on the one hand, and Defendants, on the other hand, with respect to the Action and Dispute, and there are otherwise no other agreements expanding or modifying its terms. All prior oral and/or written agreements regarding settlement of the Action and Dispute are expressly superseded by this Agreement and are of no further force and/or effect. MedQuist does have other, separate agreements with certain Plaintiffs regarding the continuing provision of medical transcription and/or other services, which agreements are not released, modified or superseded by this Agreement.

7.3 Modification. The provisions of this Agreement may be modified or amended only in a writing signed by each of the Parties and expressly state that modification or amendment of this Agreement is intended.

7.4 No Waiver. No breach of any provision of this Agreement may be waived unless in writing signed by the Party against whom a waiver is asserted. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

7.5 Counterparts. This Agreement may be signed by facsimile copies, .pdf, or otherwise in counterparts, each of which shall be deemed an original, but all originals together shall constitute only one and the same instrument, and it shall be deemed fully executed when signed by all Parties whether the signatures of all Parties appear on the original or one or more copies of this Agreement. Each Party agrees to sign two (2) originals of this Agreement so that each side of the Action will have a fully executed original version of the Agreement.

7.6 Construction. Each Party to this Agreement has participated in the drafting and preparation of this Agreement. Neither this Agreement nor any of its terms hereof shall be construed under a doctrine of contract interpretation (including but not limited to, the doctrine of contra proferentum) that construes the document against a Party or its representatives merely by reason of such Party having responsibility for drafting or mutually proposing the Agreement or any portion of it.

7.7 Attorneys’ Fees and Costs Related to the Dispute. The Parties shall bear their own respective attorneys’ fees and costs which arose as a result of the Dispute and Action. Nothing in this Agreement, however, shall impact any separate agreement or obligation regarding payment of attorneys’ fees and/or costs as between MedQuist and the Individual Defendants.

7.8 Survival of Representations. All representations, warranties, and other agreements contained in this Agreement shall survive the execution and delivery of this Agreement by all Parties hereto.

7.9 Admissibility of Agreement. In any action or proceeding relating to this Agreement (including, but not limited to, actions or proceedings relating to the releases, or retained rights contained in this Agreement), the Parties stipulate that a fully executed copy of this Agreement may be admissible to the same extent as the fully executed original of this Agreement.

7.10 Captions. The captions or headings of the Sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Section of this Agreement.

7.11 Notice and Cure.

7.11.1 All notices and other communications among the Parties in connection with this Agreement shall be in writing addressed to the following persons or Parties, and shall be deemed duly served, given and received (a) on the date of service, if served personally or sent by telex or facsimile transmission (with appropriate confirmation of receipt) to the Party to whom notice is to be given, or (b) on the fourth day after mailing, if mailed by first class registered or certified mail, return receipt requested, postage pre-paid in the United States mail, or (c) on the next day if sent by a nationally recognized courier for next day service and so addressed as follows:

If to MedQuist:	MedQuist Inc. c/o Mark R. Sullivan, Esq. 1000 Bishops Gate Blvd., Suite 300 Mount Laurel, NJ 08054-4632 Facsimile: 856-206-4020
with a copy to:	Winston & Strawn LLP Stephen R. Smerek, Esq. 333 South Grand Ave. Los Angeles, CA 90071 Facsimile: 213-615-1750
If to Plaintiffs:	Kaiser Foundation Health Plan, Inc. c/o Mark Zemelman, Esq. SVP & General Counsel 1 Kaiser Plaza, Oakland, CA 94612 Facsimile: 510-267-2128
with a copy to:	White & Williams LLP

Gale White, Esq.

1650 Market Street

One Liberty Place, Suite 1800

Philadelphia, PA 19103

Facsimile: 215-789-7534

7.11.2 The Parties, by like notice, may designate another or additional address(es), facsimile number(s) or person(s) to which notices shall be given in connection with this Agreement.

7.11.3 Except as otherwise expressly set forth herein, in the event that any Party believes that another Party is in default or breach of any term of this Agreement (not including any default or breach that cannot be remedied by additional time), the aggrieved Party shall give written notice of the default or breach by facsimile, personal service, overnight delivery by a nationally recognized courier, or first class registered or certified mail, return receipt requested, to the other Party at the addresses identified above. The other Party shall then have ten (10) business days to rectify the alleged default or breach and shall provide written notice to the complaining Party of steps taken to rectify the alleged default or breach (the “Cure Period”). The complaining Party shall withhold any legal action during the Cure Period, and to the extent that any alleged default or breach shall be cured within the Cure Period, the Parties agree to treat such default or breach as though it had not occurred.

7.12 Governing Law, Choice of Forum, Costs and Fees.

7.12.1 This Agreement shall be interpreted, construed, and enforced under and according to the laws of the State of California, without regard to the choice of law rules of that or any other jurisdiction. The Parties agree that any dispute, claim, or controversy to enforce or interpret this Agreement, or alleging the breach hereof, shall be resolved exclusively in the State of California or New Jersey.

7.12.2 In any action brought to enforce or interpret this Agreement, or alleging the breach hereof, the prevailing Party shall be entitled to recover its reasonable expenses and costs, including but not limited to reasonable attorneys’ fees.

IN WITNESS WHEREOF, the Parties hereby execute this Agreement with an Effective Date as set forth above.

PLAINTIFFS KAISER FOUNDATION HEALTH PLAN,
INC., KAISER FOUNDATION HOSPITALS, KAISER
FOUNDATION HEALTH PLAN OF THE MID-ATLANTIC
STATES, INC., and KAISER FOUNDATION HEALTH
PLAN OF COLORADO
By:/s/ Mark Zemelman Dated: 8/11/10
DEFENDANTS MEDQUIST INC. and MEDQUIST TRANSCRIPTIONS, LTD. By: /s/ Peter L. Masanotti Dated: 8/12/10

Mark Zemelman SVP & General Counsel, Kaiser Foundation Health Plan, Inc.	Peter L. Masanotti Its Chief Executive Officer
THE PERMANENTE MEDICAL GROUP, INC. By:/s/ W. W. Petrick Dated:8/9/2010

Name: W.W. Petrick Title: VP & General Counsel
SOUTHERN CALIFORNIA PERMANENTE MEDICAL GROUP By: /s/ Paul Minardi, MD Dated:8/9/10

Name: Paul Minardi, MD Title: Medical Director of Operations

APPROVED AS TO FORM:

WHITE & WILLIAMS, LLP By: /s/ Gale White	WINSTON & STRAWN LLP By: /s/ Stephen R. Smerek

Gale White Attorneys for Plaintiffs	Stephen R. Smerek Attorneys for Defendants

LA:208358.2
LA:208358.2